Redacted - Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

    THIS AMENDMENT, dated as of the last date in the signature block (the “Effective Date”), to the Transfer Agent Servicing Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit LL to amend the fee schedule and add the following fund:

•International Vegan Climate ETF

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.Exhibit LL of the Agreement is hereby superseded and replaced in its entirety with Exhibit LL attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS            U.S. BANCORP FUND SERVICES, LLC

By: /s/Kristen Weitzel                By: /s/Elizabeth Scalf
Name: Kristen Weitzel        Name: Elizabeth Scalf
Title: President, ETF Series Solutions        Title: Senior Vice President
Date: July 1, 2026                    Date: July 2, 2026

Exhibit LL to the ETF Series Solutions Transfer Agent Servicing Agreement - Beyond Investing, LLC

International Vegan Climate ETF
US Vegan Climate ETF
Annual Base Fees
Based upon the Average Net Assets per Fund

ETF Services	•Basket Servicing - $[ ] per fund – WAIVED •Transparency Agency - $[ ] per order (create or redeem) - WAIVED
Note: Additional fee of $15,000 for each additional blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor; Additional fee of $10,000 for each intraday NAV calculation in excess of one strike per day. All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.
Annual Base Fees include the following services:
•ETF Services: Basket calculation and dissemination, 6c-11 support reporting ETF transfer agent services including order management and processing, communication with authorized participants, creation/redemption of ETF shares, ETF unit reconciliation with DTCC
* Fees are calculated pro rata and billed monthly.
ETF Services

Fixed AP Fee
TBD per fund

Expense Processing and Budgeting Services – Non-Unitary Fee ETFs”
Fund administration facilitation of payment of fund expenses and quarterly budgeting on behalf of ETFs not utilizing a unitary fee structure:
•$[ ] per year, per Fund
Optional Services

Description	Activity Charges
ETF Stock Splits/Mergers/Liquidations	$[ ]per event
ETF Slippage Calculations	$[ ] per fund

Adviser’s signature below acknowledges approval of the schedules on this Exhibit LL.

Beyond Investing, LLC

By: /s/Claire Smith

Name: Claire Smith

Title: CEO
Date: June 8, 2026

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